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                                                                  Exhibit 10.5

MYMETICS ANNOUNCES ENCOURAGING PRECLINICAL RESULTS OF THE COMPANY'S HIV VACCINE CANDIDATE IN NON-HUMAN PRIMATES

STUDY CONFIRMS ABILITY OF VACCINE CANDIDATE TO ELICIT ANTI-GP41 ANTIBODIES

PHASE I HUMAN CLINICAL TRIAL PLANNED BY THE END OF 2007

Nyon (Switzerland), June 21, 2006 -- Mymetics Corporation (Nasdaq OTC.PK:
MYMX.PK) announced today encouraging, preliminary findings from non-human primate preclinical studies of the Company's HIV-AIDS prophylactic vaccine candidate. Analysis of blood samples taken six weeks post-vaccination with virosome-gp41 peptides have revealed the presence of anti-gp41 antibodies (IgG and IgA), confirming previous data from rabbit models. The immunization protocols will continue through early September 2006 in order to detect the production of secretory IgA antibodies in mucosal tissues, the primary route of infection and a first line of defense against HIV.

Dr. Sylvain Fleury, Ph.D., Mymetics' Chief Scientific Officer, commented, "At the mid-point of our non-human primate trials, we are greatly encouraged by the results, particularly in the ability to trigger protective antibodies against gp41 independently from gp120, another key target in HIV. Based on the current timeline, we hope to be able to detect the presence of mucosal antibodies by the end of the third quarter, following which we will seek to demonstrate protection against HIV infection in these animal models by the first quarter of 2007. Our ultimate goal is to initiate Phase I human clinical trials by the end of 2007, pending the positive preclinical results."

Mymetics' vaccine candidate combines the Company's HIV-1 gp41-derived peptide antigen grafted onto biosynthetic spherical lipidic structures called virosomes, which are approved for human use. Previous Company research has demonstrated that virosome-based vaccine technology is able to elicit protective antibodies in various anatomical compartments, which may prevent viral translocation across mucosal tissues and infection of blood cells by different HIV clades (genetic sub-groups). These virosomes mimic the HIV envelope and allow proper viral peptide/protein and epitope orientations, similar to what is found on native HIV.

Underlying these efforts is Mymetics' key discovery of a fundamental though subtle three-dimensional mimicry between the viral envelope glycoprotein gp41 of HIV-1 and the IL-2 cytokine (Interleukin-2) of the infected host. Mymetics strongly believes that it is crucial to prevent the potential induction of cross-reactivity toward self-proteins, such as IL-2, post-vaccination in order to generate a protective and long-lasting mucosal immune response against HIV-1.

MUCOSAL APPROACH

Worldwide, over 85% of HIV infections are the result of sexual transmission in which mucosal tissues from the genital and anorectal regions have been exposed to HIV-1 present in semen or secretions. Mymetics is developing a vaccine technology that elicits protective antibodies in various anatomical compartments, such as blood, but most importantly in mucosal tissues within the genital and intestinal tracts, particularly via secretory IgA antibodies.

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Results presented earlier this year at the Keystone Symposium on HIV
Pathogenesis have demonstrated that sequential, intranasal immunizations of Mymetics' vaccine candidate in a rabbit model led to a sustained mucosal immune antibody response, both in the vaginal and intestinal tracts, which lasted at least 2 months after the last injection. A similar immune response may be obtained using the intramuscular route only, thereby avoiding the need for a mucosal adjuvant. The Company is currently investigating in non-human primates whether intramuscular injections alone can match the levels of mucosal antibodies achieved following sequential intranasal and intramuscular injections. Final results are expected for September 2006.

In previous in vitro studies, Mymetics-affiliated researchers demonstrated that mucosal antibodies (vaginal and intestinal) were highly potent in inhibiting transcytosis of laboratory and primary HIV viruses from different clades, including the B clade, common in North & South America and Western Europe, and the C clade, which is found in South Africa, India and parts of China and accounts for more than 60% of cases of HIV infection. The overall inhibition capacity varied from 70% to 95%. In addition, ELISA tests demonstrated that the mucosal antibodies were dominantly constituted of monomeric IgG and dimeric secretory IgA. Vaginal secretions containing antibodies were also very potent in inhibiting primary macrophage infections (>90%). Additional studies will be performed to investigate dendritic and T cell infection.

MYMETICS' HIV VACCINE PROGRAM

Mymetics' innovative AIDS vaccine proposes an approach that could prevent HIV entry at the mucosal level (primary entry: early event) as well as preventing cell infection by HIV (late event). To achieve this goal, Mymetics has combined three important concepts in the vaccine design: 1- Induction of mucosal and blood antibodies to allow protection in different anatomical compartments and block the early event of HIV translocation at the genito-reproductive and intestine tracts and subsequent infection of target cells underlying the mucosal tissues, thereby preventing HIV entry and spreading in the body. 2- Focusing the immune response against conserved regions on gp41 that may induce protective antibodies against a broad range of HIV clades. Mymetics is developing vaccines that contain antigens expressing limited immunodominant regions, while immunodistractive regions have been removed or altered without affecting the immunogenicity of the antigen. 3- Minimal mimicry. In this approach, Mymetics uses a small engineered HIV protein sequence from gp41, which has been deleted of its human protein homologies. The Company's approach is designed to significantly reduce the risk of developing potential autoimmunity on a long-term basis following vaccination.

Mymetics believes that it is pioneering an innovative and efficient research strategy. Instead of incurring high fixed costs to maintain its own staff and research facilities, Mymetics organizes and manages a network of public and private research teams that it believes are best-in-class, each of which has its own particular focus, while the Company retains all intellectual property rights to the joint research results.

ABOUT MYMETICS

Mymetics was founded in 1990 near Lyon, France and was registered as a US (Delaware) public company in 2000. Since August 2003, its operations and research programs have been managed out of Switzerland (Nyon, near Geneva).

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Mymetics Common shares trade on NASDAQ's OTC:PK under the symbol MYMX.

FORWARD-LOOKING STATEMENTS

This report contains forward-looking statements that involve risks and uncertainties. The statements contained in this report that are not purely historical are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. These forward looking statements concern matters that involve risks and uncertainties that could cause actual results to differ materially from those stated in the forward-looking statements. Words such as "may," "will," "should," "could," "expect," "plan," "anticipate," "believe," "estimate," "predict," "potential", "continue", "possibly", "clearly", "encouraging", "promising" or similar words are intended to identify forward looking statements, although not all forward looking statements contain these words. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of the forward-looking statements. We are under no duty to update any of the forward-looking statements after the date hereof to conform such statements to actual results or to changes in our expectations. Readers are urged to carefully review and consider the various disclosures made by us which attempt to advise interested parties of the factors which affect our business, including without limitation disclosures made under the captions "Management Discussion and Analysis of Financial Condition and Results of Operations," "Risk Factors," "Consolidated Financial Statements" and "Notes to Consolidated Financial Statements" included in the Company's annual report on Form 10-K for the year ended December 31, 2005.

CONTACT: Ernest Luebke, CFO, Mymetics Corp., +41-22-363-1310, eluebke@mymetics.com